Exhibit 99.1

BBSI Reports Strong Second Quarter 2021 Financial Results and Raises Full-Year Outlook

- Q2 Net Revenues Increase 16% to $233 Million with Gross Billings Up 17% -

VANCOUVER, Washington, August 4, 2021 – Barrett Business Services, Inc. (“BBSI” or the “Company”) (NASDAQ: BBSI), a leading provider of business management solutions, reported financial results for the second quarter ended June 30, 2021.

Second Quarter 2021 Financial Summary vs. Year-Ago Quarter

•	Net revenues up 16% to $233.2 million versus $201.0 million.

•	Gross billings up 17% to $1.60 billion.

•	Average worksite employees (“WSEs”) up 10%.

•	Net income increased to $17.1 million, or $2.24 per diluted share, compared to $11.5 million, or $1.51 per diluted share.

“The momentum in our business strengthened in the second quarter with positive financial and operational results,” said BBSI President and CEO Gary Kramer. “Our gross billings and gross margin continue to improve, and our overall performance is trending ahead of plan, leading us once again to raise our full-year outlook. I am also very pleased with our progress in de-risking the business through the favorable restructure of our workers’ compensation program. Moving to a new fully-insured model is a milestone for BBSI that speaks to the tremendous progress we have made in our workers’ compensation operations.”

Second Quarter 2021 Financial Results

Net revenues in the second quarter of 2021 increased 16% to $233.2 million compared to $201.0 million in the second quarter of 2020.

Total gross billings in the second quarter increased 17% to $1.60 billion compared to $1.37 billion in the same year-ago quarter (see “Key Performance Metrics and Non-GAAP Financial Measures” below). The increase was primarily due to higher average billings per WSE and an increase in average WSEs.

Non-GAAP gross workers’ compensation expense as a percent of gross billings was 2.9% in the second quarter and benefited from a favorable one-time adjustment of prior accident year liability of $5.5 million, which included a gain of approximately $1 million on a loss portfolio transfer. This compares to 3.8% in the second quarter of 2020.

Net income for the second quarter of 2021 increased to $17.1 million, or $2.24 per diluted share, compared to $11.5 million, or $1.51 per diluted share, in the year-ago quarter. The increase is attributable to the strong net revenue performance in the quarter.

1

Liquidity

As of June 30, 2021, unrestricted cash and investments decreased to $109.8 million compared to $142.7 million in the prior quarter. The decrease in unrestricted cash is primarily attributable to the cyclical timing of payroll tax payments in April as well as an agreement reached in the quarter to replace an existing letter of credit with other collateral assets, which resulted in the transfer of $25 million of unrestricted cash into restricted trust accounts. Separately, due to the timing of payments related to the loss portfolio transfer, approximately $13 million was transferred from restricted trust accounts to unrestricted cash in July 2021.

BBSI remains debt free apart from the $3.6 million mortgage on its corporate headquarters.

Capital Allocation

BBSI’s board of directors has confirmed its regular quarterly cash dividend of $0.30 per share. The cash dividend will be paid on September 3, 2021 to all stockholders of record as of August 20, 2021. The Company also repurchased an additional 42,342 shares in the second quarter at an average price of $74.18 per share. Approximately $35.6 million remains available on its $50 million share repurchase program.

Outlook

In light of the strong performance in the quarter, BBSI is revising its outlook for the year and now expects the following:

•	Gross billings growth of 6% to 8%, increased from 5% to 7% in the prior outlook
•	Growth in the average number of WSEs remains 2% to 4%
•	Outlook for gross margin as a percent of gross billings of 3.0% to 3.1%, increased from 2.9% to 3.1%
•	Effective annual tax rate of 22% to 24%, increased from 21% to 23%

Conference Call

BBSI will conduct a conference call on Wednesday, August 4, 2021, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to discuss its financial results for the second quarter ended June 30, 2021.

BBSI’s CEO Gary Kramer and CFO Anthony Harris will host the conference call, followed by a question and answer period.

Date: Wednesday, August 4, 2021
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Toll-free dial-in number: 1-877-407-4018
International dial-in number: 1-201-689-8471
Conference ID: 13721438

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the Investors section of the BBSI website at www.bbsi.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through September 4, 2021.

2

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13721438

Key Performance Metrics and Non-GAAP Financial Measures

We report PEO revenues net of direct payroll costs because we are not the primary obligor for wage payments to our clients’ employees. However, management believes that gross billings and wages are useful in understanding the volume of our business activity and serve as an important performance metric in managing our operations, including the preparation of internal operating forecasts and establishing executive compensation performance goals. We therefore present for purposes of analysis gross billings and wage information for the three and six months ended June 30, 2021 and 2020.

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2021	2020	2021	2020
Gross billings	$1,601,339	$1,369,990	$3,072,880	$2,809,110
PEO and staffing wages	$1,384,861	$1,177,855	$2,656,253	$2,410,435

Because safety incentives represent consideration payable to PEO customers, safety incentive costs are netted against PEO revenue in our consolidated statements of operations. Management considers safety incentives to be closely connected to our workers’ compensation program because they encourage client companies to maintain safe work practices and minimize workplace injuries. We therefore present below for purposes of analysis non-GAAP gross workers’ compensation expense, which represents workers’ compensation costs including safety incentive costs. We believe this non-GAAP measure is useful in evaluating the total costs of our workers’ compensation program.

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2021	2020	2021	2020
Workers' compensation	$45,513	$44,921	$91,860	$99,435
Safety incentive costs	1,470	6,802	1,476	13,781
Non-GAAP gross workers' compensation	$46,983	$51,723	$93,336	$113,216

In monitoring and evaluating the performance of our operations, management also reviews the following ratios, which represent selected amounts as a percentage of gross billings. Management believes these ratios are useful in understanding the efficiency and profitability of our service offerings.

	(Unaudited)		(Unaudited)
	Percentage of Gross Billings		Percentage of Gross Billings
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
PEO and staffing wages	86.5%	86.0%	86.4%	85.8%
Payroll taxes and benefits	7.0%	6.8%	7.6%	7.6%
Non-GAAP gross workers' compensation	2.9%	3.8%	3.0%	4.0%
Gross margin	3.6%	3.4%	2.9%	2.6%

We refer to employees of our PEO clients as WSEs. Management reviews average and ending WSE growth to monitor and evaluate the performance of our operations. Average WSEs are calculated by dividing the number of unique individuals paid in each month by the number of months in the period. Ending WSEs represents the number of unique individuals paid in the last month of the period.

3

	(Unaudited)
	Three Months Ended June 30,
	2021	% Change	2020	% Change
Average WSEs	112,363	9.5%	102,602	-10.1%
Ending WSEs	114,288	8.0%	105,832	-8.3%

	(Unaudited)
	Six Months Ended June 30,
	2021	% Change	2020	% Change
Average WSEs	109,311	1.3%	107,914	-5.6%
Ending WSEs	114,288	8.0%	105,832	-8.3%

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. The Company works with more than 7,500 clients across all lines of business in 43 states. For more information, please visit www.bbsi.com.

Forward-Looking Statements

Statements in this release about future events or performance, including future growth in gross billings and average number of WSEs, gross margin as a percentage of gross billings and effective annual tax rates, are forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include economic conditions in the Company's service areas, the effects of governmental orders responding to the effects of the COVID-19 pandemic, the effect of changes in the Company's mix of services on gross margin, the Company's ability to retain current clients and attract new clients and to achieve revenue growth, the availability of financing or other sources of capital, the Company's relationship with its primary bank lender, the potential for material deviations from expected future workers' compensation claims experience, changes in the workers’ compensation regulatory environment in the Company’s primary markets, litigation costs, security breaches or failures in the Company's information technology systems, the collectability of accounts receivable, changes in executive management, the carrying value of deferred income tax assets and goodwill, the effects of the pandemic and conditions in the global capital markets on the Company’s investment portfolio, and the potential for and effect of acquisitions, among others. Other important factors that may affect the Company’s prospects are described in the Company’s 2020 Annual Report on Form 10-K and in subsequent reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

4

Barrett Business Services, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
(in thousands)	2021	2020
Assets
Current assets:
Cash and cash equivalents	$2,469	$68,688
Investments	107,284	101,244
Trade accounts receivable, net	226,582	118,506
Income taxes receivable	3,005	6,485
Prepaid expenses and other	18,437	15,961
Restricted cash and investments	104,640	96,991
Total current assets	462,417	407,875
Property, equipment and software, net	35,515	34,916
Operating lease right-of-use assets	23,208	23,025
Restricted cash and investments	294,364	258,153
Goodwill	47,820	47,820
Other assets	2,794	3,161
	$866,118	$774,950
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$221	$221
Accounts payable	4,606	4,746
Accrued payroll, payroll taxes and related benefits	235,928	149,989
Current operating lease liabilities	7,748	7,539
Other accrued liabilities	65,415	7,275
Workers' compensation claims liabilities	86,047	102,040
Safety incentives liability	6,883	18,827
Total current liabilities	406,848	290,637
Long-term workers' compensation claims liabilities	229,686	255,706
Long-term debt	3,399	3,510
Deferred income taxes	3,328	4,518
Long-term operating lease liabilities	16,525	16,419
Customer deposits and other long-term liabilities	6,910	5,925
Stockholders' equity	199,422	198,235
	$866,118	$774,950

5

Barrett Business Services, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share amounts)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenues:
Professional employer service fees	$208,496	$180,488	$402,315	$374,080
Staffing services	24,707	20,543	49,333	46,055
Total revenues	233,203	201,031	451,648	420,135
Cost of revenues:
Direct payroll costs	18,498	15,796	36,948	34,873
Payroll taxes and benefits	111,719	93,671	234,502	213,133
Workers' compensation	45,513	44,921	91,860	99,435
Total cost of revenues	175,730	154,388	363,310	347,441
Gross margin	57,473	46,643	88,338	72,694
Selling, general and administrative expenses	35,662	33,255	72,769	65,370
Depreciation and amortization	1,328	1,171	2,625	2,171
Income from operations	20,483	12,217	12,944	5,153
Other income, net	1,873	1,666	3,343	4,399
Income before income taxes	22,356	13,883	16,287	9,552
Provision for income taxes	5,266	2,373	3,751	1,449
Net income	$17,090	$11,510	$12,536	$8,103
Basic income per common share	$2.26	$1.52	$1.66	$1.07
Weighted average basic common shares outstanding	7,554	7,557	7,565	7,539
Diluted income per common share	$2.24	$1.51	$1.64	$1.06
Weighted average diluted common shares outstanding	7,645	7,647	7,658	7,678

Investor Relations:

Gateway Investor Relations

Cody Slach

Tel 1-949-574-3860

BBSI@gatewayir.com

6